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[KPMG LETTERHEAD]

      750 B Street
      San Diego, CA 92101



                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
NTN Communications, Inc.:


We consent to incorporation by reference in the registration statements (No. 333-17247 and No. 333-12777) on Form S-8 and in the registration statements (No. 333-69383, No. 333-40625, No. 333-14129, No. 33-42350, No. 33-77826, No.
33-97780, No. 33-64417 and No. 333-03805) on Form S-3 of NTN Communications, Inc. of our report dated March 29, 1999, relating to the consolidated balance sheets of NTN Communications, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which report appears in the December 31, 1998 annual report on Form 10-K of NTN Communications, Inc.



/s/ KPMG LLP

San Diego, California
March 31, 1999